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                                                                  EXHIBIT 5.1


                                August 2, 1994

Enron Corp.
1400 Smith Street
Houston, Texas 77002

Enron Capital Resources, L.P.
c/o Enron Corp., as General Partner
1400 Smith Street
Houston, Texas 77002

Ladies and Gentlemen:

        We have acted as counsel to Enron Corp. ("Enron") and Enron Capital Resources, L.P. ("Enron Capital Resources") in connection with the offering of 3,000,000 shares of Enron Capital Resources' 9% Cumulative Preferred
Securities, Series A (the "Series A Preferred Securities"), pursuant to the registration statement of Enron and Enron Capital Resources on Form S-3 (No. 33-53877) filed with the Securities and Exchange Commission. In connection with the opinions expressed below, we have examined the Restated Certificate of Incorporation, as amended, of Enron, the Certificate of Limited Partnership of Enron Capital Resources, the form of Amended and Restated Agreement of Limited Partnership of Enron Capital Resources, dated as of August 3, 1994 (the "Partnership Agreement"), resolutions of the Board of Directors of Enron and such other documents and records as we have deemed necessary or advisable for purposes of the opinions expressed below. In addition, we have reviewed certain certificates of officers of Enron and of public officials, and we have relied on such certificates with respect to certain factual matters which we have not independently established. In such examination and review, we have assumed the genuineness of all signatures and the authenticity of all documents, records and instruments submitted to us as copies.

        Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:


                (1) Enron has been duly incorporated and is validly existing under the Delaware General Corporation Law;

                (2) The Guarantee, the Loan Agreement and the Partnership Agreement have been duly authorized by all necessary action of Enron and Enron Capital Resources and upon execution and delivery will constitute valid and binding obligations of the parties thereto;

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Enron Corp.
Enron Capital LLC
November 4, 1993
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                (3) Enron Capital Resources has been duly formed and is validly existing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act; and

                (4) The Partnership Agreement has been duly authorized by all necessary corporate action of the partners of Enron Capital Resources, and upon execution thereof and receipt by Enron Capital Resources of the intial public offering price thereof as described in the Prospectus Supplement (to Prospectus dated July 15, 1994) dated July 27, 1994 (the "Prospectus Supplement"), the Series A Preferred Securities will be duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described under the caption "Enron Capital Resources, L.P. -- The Partnership Agreement -- Limited Liability" in the Prospectus dated July 15, 1994 as filed pursuant to Rule 424(b) under the Securities Act of 1933).

        This opinion is limited in all respects to Delaware law.

        We hereby consent to the filing of this opinion as part of the Enron Form 8-K, as such term is defined in the Prospectus Supplement. This consent does not constitute an admission that we are "experts" within the meaning of such term as used in the Securities Act of 1933.

                                        Very truly yours,

                                        VINSON & ELKINS L.L.P.